Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended March
	2023	2022	Change
Retail Electric Revenues-
Fuel	$1,050	$1,014	$36
Non-Fuel	2,549	2,599	(50)
Wholesale Electric Revenues	599	664	(65)
Other Electric Revenues	190	177	13
Natural Gas Revenues	1,875	2,058	(183)
Other Revenues	217	136	81
Total Operating Revenues	6,480	6,648	(168)
Fuel and Purchased Power	1,292	1,343	(51)
Cost of Natural Gas	898	1,095	(197)
Cost of Other Sales	127	69	58
Non-Fuel O&M	1,482	1,516	(34)
Depreciation and Amortization	1,111	892	219
Taxes Other Than Income Taxes	394	372	22
Gain on Dispositions, net	(42)	(23)	(19)
Total Operating Expenses	5,262	5,264	(2)
Operating Income	1,218	1,384	(166)
Allowance for Equity Funds Used During Construction	65	51	14
Earnings from Equity Method Investments	48	46	2
Interest Expense, Net of Amounts Capitalized	582	462	120
Other Income (Expense), net	147	145	2
Income Taxes	97	173	(76)
Net Income	799	991	(192)
Dividends on Preferred Stock of Subsidiaries	—	4	(4)
Net Loss Attributable to Noncontrolling Interests	(63)	(45)	(18)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$862	$1,032	$(170)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.